Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ING Series Fund, Inc.

We consent to the use of our reports dated July 23, 2010, incorporated herein by reference, on ING Core Equity Research Fund (formerly, ING Growth and Income Fund), ING Corporate Leaders 100 Fund, ING Small Company Fund, ING Tactical Asset Allocation Fund, ING Index Plus LargeCap Fund, ING Index Plus MidCap Fund, ING Index Plus SmallCap Fund, and ING Capital Allocation Fund (formerly, ING Strategic Allocation Conservative Fund), each a series of ING Series Fund, Inc., and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ KPMG

Boston, Massachusetts

September 28, 2010